Exhibit 4.1

CREDIT SUISSE AG

(the Company)

AND

THE BANK OF NEW YORK MELLON

(formerly known as The Bank of New York)

(the Trustee)

THIRD SUPPLEMENTAL INDENTURE

dated as of September 9, 2020

Supplemental to the Senior Indenture,
dated as of March 29, 2007

THIRD SUPPLEMENTAL INDENTURE, dated as of September 9, 2020 (this “Third Supplemental Indenture”), between CREDIT SUISSE AG, a corporation established under the laws of, and duly licensed as a bank in, Switzerland (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation (the “Trustee”), to the Base Indenture (as defined below).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have previously executed a senior indenture, dated as of March 29, 2007 (the “Base Indenture”), and a first supplemental indenture, dated as of May 6, 2008 (the “First Supplemental Indenture”), and a second supplemental indenture dated as of March 25, 2009 (the “Second Supplemental Indenture”), each supplementing the Base Indenture;

WHEREAS, pursuant to Sections 2.03, 9.01(e) and 9.01(h) of the Base Indenture, the Company desires to amend the Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, to (i) permit manual, facsimile and electronic execution and authentication of future series or tranches of the Securities and (ii) amend the definition of Event of Default with respect to Securities issued on or after the date hereof;

WHEREAS, the Company has authorized the execution and delivery of this Third Supplemental Indenture;

WHEREAS, at the request of the Trustee, the Company has furnished the Trustee with (i) an Opinion of Counsel complying with the requirements of Sections 9.05, 10.03 and 10.04 of the Base Indenture and to the effect that, among other things, this Third Supplemental Indenture has been duly executed and delivered by the Company, and (ii) an Officers’ Certificate complying with the requirements of Sections 10.03 and 10.04 of the Base Indenture; and

WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid agreement of the Company, in accordance with the terms of the Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and a valid amendment of and supplement to the Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of any tranche of the series established by the Base Indenture, as amended or supplemented from time to time, by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders of such tranche of such series, that the Base Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

1.                  For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture.

2.                  The first paragraph of Section 2.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows with respect to Securities issued on or after the date hereof:

Execution and Authentication. Any two Authorized Persons shall execute the Securities (other than coupons) for the Company by manual, facsimile or electronic (including, without limitation, DocuSign and AdobeSign and other similar applications) signature in the name and on behalf of the Company. If an Authorized Person whose signature is on a Security no longer holds that office at the time the Security is authenticated, the Security shall nevertheless be valid.

3.                  The third paragraph of Section 2.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows with respect to Securities issued on or after the date hereof:

A Security (other than coupons) shall not be valid until the Trustee or Authenticating Agent signs the certificate of authentication on the Security (which signature may be manual, facsimile or electronic (including, without limitation, DocuSign and AdobeSign and other similar applications)). The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

4. Section 6.01(a) of the Base Indenture is hereby amended and restated in its entirety to read as follows with respect to Securities issued on or after the date hereof:

(a)        the Company defaults in the payment of all or any part of the Principal of any Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise, and such default continues for a period of 30 days;

5.       Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts and all of said counterparts executed and delivered each as an original shall constitute but one and the same instrument.

6.       Trustee’s Duties, Responsibilities and Liabilities. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of such statements. The Trustee makes no representation as to the validity of this Third Supplemental Indenture. The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Base Indenture, and this Third Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions of its acceptance of the trust under the Base Indenture, as fully as if said terms and conditions were herein set forth at length.

7.       Ratification and Confirmation. As amended and modified by this Third Supplemental Indenture, the Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, is in all respects ratified and confirmed and the Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

CREDIT SUISSE AG

By:	/s/ Gina Orlins
Name: Gina Orlins
Title: Authorized Person

By:	/s/ David Wong
Name: David Wong
Title: Authorized Person

[Signature Page to Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Authorized Signatory

[Signature Page to Third Supplemental Indenture]

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